Exhibit 99.1
United Fire Group, Inc. Reports Fourth Quarter and Full Year 2022 Results

Fourth Quarter Net Income of $0.79 per Diluted Share and Adjusted Operating Income of $0.18 per Diluted Share; Net Premiums Written increased 6.3%

Full Year Net Income of $0.59 per Diluted Share and Adjusted Operating Income of $1.09 per Diluted Share; Net Premiums Written increased 4.6%

Fourth quarter 2022 highlights:
•Net premiums written(1) increased 6.3% compared to the fourth quarter of 2021.
•GAAP combined ratio of 103.6% including an underlying loss ratio(2) of 60.0%, catastrophe loss ratio of 4.9%, and unfavorable prior period reserve development(2) of 4.9%. Expense ratio was 33.8%.
•Net investment income of $12.9 million decreased 3.5% compared to the fourth quarter of 2021 due to lower other long-term investment income.
•Book value per common share of $29.36 as of December 31, 2022, up 5.5% compared to September 30, 2022.

Full year 2022 highlights:
•Net premiums written of $984.2 million, an increase of 4.6% as compared to full year 2021.
•GAAP combined ratio of 101.4% driven by underlying loss ratio of 59.2% and catastrophe loss ratio of 7.7%. Expense ratio was 34.4% for the full year.
•Net investment income declined as compared to full year 2021 as increasing fixed income yields were offset by lower other long-term investment income.
•Return on Equity of 1.9%.

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
February 15, 2023 - FOR IMMEDIATE RELEASE

United Fire Group, Inc. (the “Company” or “UFG”) (Nasdaq: UFCS) today reported financial results for the three-month period ended December 31, 2022 (the “fourth quarter of 2022”) with a consolidated net income of $20.1 million ($0.79 per diluted share) and consolidated adjusted operating income of $0.18 per diluted share. The fourth quarter combined ratio of 103.6% was driven by catastrophe losses of 4.9% and unfavorable prior period reserve development of 4.9%. Net premiums written increased 6.3% for the quarter compared to the same quarter last year.

Net income for the full year 2022 was $15.0 million ($0.59 per diluted share) and consolidated adjusted operating income of $1.09 per diluted share. The full year combined ratio of 101.4% benefited from an underlying loss ratio of 59.2%. Net premiums written increased 4.6% from full year 2021.

“I am pleased with our progress in 2022 as we continue to position UFG for superior operational and financial performance,” said President and CEO Kevin Leidwinger, who took over leadership of the company in August 2022.

“In addition to three consecutive quarters of year-over-year written premium growth, we generated a strong underlying loss ratio of 59.2% for the full year – the lowest in the last 10 years. Catastrophe losses for the year of 7.7% were in line with historic averages and prior period reserve development was neutral.

“Looking ahead, our strategic plan remains centered on long-term profitability, diversified growth, attracting and retaining top talent, continuous innovation and expense management.

“We begin 2023 well-positioned to responsibly and profitably grow across our commercial, specialty, surety and assumed reinsurance businesses and are excited to welcome Julie Stephenson, our new Executive Vice President and Chief Operating Officer, to lead these efforts at UFG.”

_______________
(1) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Net underlying loss ratio is defined as the net loss ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Certain Performance Measures for additional information.

Consolidated Financial Highlights:

Consolidated Financial Highlights
(unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Thousands, Except Per Share Data)	2022	2021	2022	2021
Net premiums earned	$247,795	$239,986	$951,541	$962,823
Net premiums written	234,731	220,773	984,223	941,348

Net underlying loss ratio (1)	60.0%	55.6%	59.2%	64.4%
Catastrophes-effect on net loss ratio (1)	4.9	3.5	7.7	10.2
Reserve development-effect on net loss ratio (1)	4.9	(9.9)	0.1	(6.9)
Net loss ratio	69.8%	49.2%	67.0%	67.7%

Underwriting expense ratio	33.8%	33.9%	34.4%	32.6%

GAAP combined ratio	103.6%	83.1%	101.4%	100.3%
Underlying combined ratio (2)	93.8%	89.5%	93.6%	97.0%

Net investment income, net of investment expenses	$12,870	$13,331	$44,932	$55,778
Net investment gains (losses)	19,755	19,140	(15,892)	47,383
Other income (loss)	(1,054)	(752)	(3,483)	(2,980)

Net income (loss)	$20,120	$57,735	$15,031	$80,594
Adjusted operating income (loss) (3)	$4,514	$42,614	$27,586	$43,161

Net income (loss) per diluted share	$0.79	$2.28	$0.59	$3.16
Adjusted operating income (loss) per diluted share (3)	0.18	1.69	1.09	1.69

Return on equity (4)			1.9%	9.5%
Book value per share			$29.36	$35.05

_______________
(1) Net underlying loss ratio is defined as the net loss ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Certain Performance Measures for additional information.
(2) Underlying combined ratio is defined as the GAAP combined ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Certain Performance Measures for additional information.
(3) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net investment gains and losses, after applicable taxes. See Non-GAAP Financial Measure for more information and a reconciliation of adjusted operating income (loss) to net income.
(4) Return on equity is calculated by dividing annualized net income by average year-to-date stockholders' equity.

Total Property & Casualty Underwriting Results

Fourth quarter 2022 results:

Net premiums written increased 6.3%, while net premiums earned increased 3.3% in the fourth quarter of 2022 reflecting growth in assumed reinsurance, specialty, and surety, and slowing declines in other commercial lines. Other commercial lines net premiums written decreased 3% in the fourth quarter of 2022, as compared to a 7% decrease for the year. The overall average change in renewal premiums was 8.3%, with 3.2% from exposure changes and 5.1% from rate increases. Excluding the workers' compensation line of business, the overall average change in renewal premiums was 9.4%, with 3.5% from exposure changes and 5.9% from rate increases. Premium retention increased 7 points in the fourth quarter of 2022 to 77% as compared to the same quarter last year.

The combined ratio was 103.6%, up from 83.1% in the fourth quarter of 2021. This increase was primarily driven by unfavorable prior period reserve development of 4.9% this quarter compared to favorable development of 9.9% in the fourth quarter of 2021. The unfavorable reserve development in the fourth quarter of 2022 was driven by the products liability line where a combination of deeper analytical insights and emerging claim experience has increased our view of potential construction defect exposure. Catastrophe loss ratio of 4.9% in the current quarter is an increase of 1.4 points compared to the same period last year, with Winter Storm Elliott the largest driver. The underwriting expense ratio declined slightly to 33.8% in the fourth quarter of 2022 as the impacts of our expense management efforts began to take effect.

Full year 2022 results:

Net premiums written increased 4.6%, reflecting growth in the same areas as noted above. Net premiums earned decreased 1.2% compared to the full year 2021. The overall average change in renewal premiums was 8.3%, with 3.1% from exposure changes and 5.2% from rate increases. Excluding the workers' compensation line of business, the overall average change in renewal premiums was 9.6%, with 3.1% from exposures changes and 6.7% from rate changes. On an annual basis, premium retention was 76%, compared to 72% last year.

For the full year, the combined ratio was 101.4% as compared to 100.3% in 2021. The underlying loss ratio declined by 5.2 points to 59.2% in 2022. During 2022, reserve development was neutral as compared to favorable development of 6.9% in 2021. Catastrophe losses contributed 7.7%, an improvement from 10.2% last year. The underwriting expense ratio of 34.4% for 2022 was 1.8 points higher than last year primarily driven by the non-recurring benefit in 2021 resulting from the change in design of our employee post-retirement benefit plans.

Investment Results

Fourth quarter 2022 results:

Net investment income was $12.9 million for the fourth quarter of 2022, a decrease of $0.5 million from the same period last year. Although higher yields in the fixed income portfolio contributed an additional $2.0 million, the $3.2 million decrease in the income of our investments in limited liability partnerships more than offset this. The earnings of limited liability partnership investments varies from period to period due to the current equity market conditions, specifically related to financial institutions. The yield on fixed income securities have risen from both the fourth quarter of 2021 and on a year-to-date basis driven by higher interest rates.

Full year 2022 results:

Net investment income of $44.9 million for the full year 2022 decreased 19.4% from the full year 2021. While interest on fixed maturities was up $5.5 million or 12.7%, driven by higher interest rates, this was offset by a decrease in the earnings of limited liability partnership investments, which were down $17.4 million from the prior year.

Investment Results
(unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Thousands)	2022	2021	2022	2021
Investment income:
Interest on fixed maturities	$12,823	$10,783	$48,702	$43,224
Dividends on equity securities	1,229	1,320	5,163	5,031
Income on other long-term investments	771	3,358	(3,188)	14,180
Other	1,492	629	3,771	2,417
Total investment income	$16,315	$16,090	$54,448	$64,852
Less investment expenses	3,445	2,759	9,516	9,074
Net investment income	$12,870	$13,331	$44,932	$55,778

Average yields:
Fixed income securities:
Pre-tax (1)	3.08%	2.61%	2.93%	2.56%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses

Balance Sheet

Balance Sheet
	December 31, 2022	December 31, 2021
(In Thousands)
	(unaudited)
Invested assets	$1,844,891	$2,064,686
Cash	96,650	132,104
Total assets	2,882,286	3,012,721
Losses and loss settlement expenses	1,497,274	1,514,265
Total liabilities	2,142,172	2,133,600
Net unrealized investment gains (losses), after-tax	(88,369)	49,769
Total stockholders’ equity	740,114	879,121

Book value per share	$29.36	$35.05

Total consolidated assets as of December 31, 2022 were $2.9 billion, which included $1.8 billion of invested assets. The Company's book value per share was $29.36, a decrease of $5.69 per share, or 16.2%, from December 31, 2021. This decrease is primarily attributable to the $138.1 million decrease in the after-tax net unrealized value of our fixed maturity securities. Book value per share has increased to $29.36 as of December 31, 2022 from $27.82 as of September 30, 2022.

Capital Management

During the fourth quarter of 2022, the Company declared and paid a $0.16 per share cash dividend to shareholders of record as of December 2, 2022. We have paid a quarterly dividend every quarter since March 1968.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on February 16, 2023 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's fourth quarter of 2022 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through February 23, 2023. The replay access information is toll-free 1-877-344-7529; conference ID no. 8764312.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com/event or https://event.choruscall.com/mediaframe/webcast.html?webcastid=BqalXp04. The archived audio webcast will be available until February 23, 2023.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Investor Relations or IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on February 25, 2022. The risks identified in our Annual Report on Form 10-K and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Non-GAAP Financial Measure

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Management also uses adjusted operating income, a non-GAAP measure, to evaluate its operations and profitability.

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
(unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Thousands)	2022	2021	2022	2021
Income Statement Data
Net income (loss)	$20,120	$57,735	$15,031	$80,594
Less: after-tax net investment gains (losses)	15,606	15,121	(12,555)	37,433
Adjusted operating income	$4,514	$42,614	$27,586	$43,161
Diluted Earnings Per Share Data
Net income (loss)	$0.79	$2.28	$0.59	$3.16
Less: after-tax net investment gains (losses)	0.61	0.59	(0.50)	1.47
Adjusted operating income	$0.18	$1.69	$1.09	$1.69

Certain Performance Measures

The Company uses the following measures to evaluate the financial performance. Management believes a discussion of these measures provides financial statement users of a better understanding of results of operations. The Company has provided the following definitions:

Net premiums written: Net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net underlying loss ratio and underlying combined ratio: Net underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The underlying combined ratio represents the combined ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The Company believes that the underlying loss ratio and underlying combined ratio are meaningful metrics to understand the underlying trends in the core business in the current accident year, removing the volatility of prior period impacts and catastrophes. Management believes separate discussions on catastrophe losses and prior period reserve development are important to understand how the company is managing catastrophe risk and in identifying developments in longer-tailed business.

Prior period reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense reserves at the valuation dates for losses which occurred in previous calendar years. This measure excludes development on catastrophe losses. Previously, prior period development on catastrophe losses was included.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office ("ISO") and are reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events ("non-ISO catastrophes"), which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherent unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes which occurred in the reporting period, as well as development on catastrophes that may have occurred in prior periods.

During the period, the Company reassessed the definition of prior period reserve development as used in the calculation of loss ratios to exclude catastrophe losses. As a result, there were immaterial changes to historical loss ratio components, net underlying loss ratio and underlying combined ratio. The updated loss ratio components, net underlying loss ratio and underlying combined ratio for the last eight quarters are shown in the tables below. The historical net loss ratio was not changed.

Net Loss Ratio Components - 2022
	YTD	Q4	Q3	Q2	Q1
Net underlying loss ratio	59.2%	60.0%	60.4%	58.8%	57.5%
Catastrophes-effect on net loss ratio	7.7%	4.9%	11.4%	12.1%	2.6%
Unfavorable (favorable) non-cat reserve development	0.1%	4.9%	4.8%	(5.4)%	(4.4)%
Net loss ratio	67.0%	69.8%	76.6%	65.5%	55.7%

Underlying combined ratio	93.6%	93.8%	95.5%	94.0%	91.2%

Net Loss Ratio Components - 2021
	YTD	Q4	Q3	Q2	Q1
Net underlying loss ratio	64.4%	55.6%	63.2%	61.4%	76.3%
Catastrophes-effect on net loss ratio	10.2%	3.5%	16.5%	9.6%	11.3%
Unfavorable (favorable) non-cat reserve development	(6.9)%	(9.9)%	(6.3)%	(3.3)%	(7.9)%
Net loss ratio	67.7%	49.2%	73.4%	67.7%	79.6%

Underlying combined ratio	97.0%	89.5%	99.5%	94.5%	103.9%

Supplemental Tables

Income Statement
(unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Thousands)	2022	2021	2022	2021
Revenues
Net premiums earned	$247,795	$239,986	$951,541	$962,823
Investment income, net of investment expenses	12,870	13,331	44,932	55,778
Net investment gains (losses)	19,755	19,140	(15,892)	47,383
Other income (loss)	(257)	44	(295)	207
Total Revenues	$280,163	$272,501	$980,286	$1,066,191

Benefits, Losses and Expenses
Losses and loss settlement expenses	$173,006	$118,174	$637,301	$652,155
Amortization of deferred policy acquisition costs	56,959	52,899	213,075	203,432
Other underwriting expenses	26,760	28,338	114,645	110,574
Interest expense	797	796	3,188	3,187
Total Benefits, Losses and Expenses	$257,522	$200,207	$968,209	$969,348

Income (loss) before income taxes	22,641	72,294	12,077	96,843
Federal income tax expense (benefit)	2,521	14,559	(2,954)	16,249
Net income (loss)	$20,120	$57,735	$15,031	$80,594

Net Premiums Written by Line of Business
(unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
(In Thousands)
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$73,012	$63,282	$316,645	$286,547
Fire and allied lines(3)	54,162	60,634	232,422	241,491
Automobile	42,779	47,259	198,370	224,657
Workers’ compensation	13,014	10,487	56,471	56,055
Surety(4)	12,393	8,822	51,199	36,704
Miscellaneous	238	240	1,047	1,195
Total commercial lines	$195,598	$190,724	$856,154	$846,649

Personal lines:
Fire and allied lines(5)	$2,986	$65	$4,058	$3,065
Automobile	1	(5)	—	272
Miscellaneous	4	7	29	55
Total personal lines	$2,991	$67	$4,087	$3,392
Assumed reinsurance	36,142	29,982	123,982	91,307
Total	234,731	220,773	$984,223	$941,348

(1) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety”.
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended December 31,	2022			2021
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$77,123	$71,728	93.0%	$74,389	$50,508	67.9%
Fire and allied lines	59,795	59,881	100.1	61,815	27,104	43.8
Automobile	50,471	7,275	14.4	57,897	29,487	50.9
Workers' compensation	13,626	11,200	82.2	14,430	10,189	70.6
Surety	11,275	1,067	9.5	8,553	(87)	(1.0)
Miscellaneous	264	228	86.4	306	77	25.2
Total commercial lines	$212,554	$151,379	71.2%	$217,390	$117,278	53.9%

Personal lines
Fire and allied lines	$2,830	$815	28.8%	$1,484	$(2,185)	NM
Automobile	1	(1,204)	NM	75	(120)	NM
Miscellaneous	8	101	NM	24	1,153	NM
Total personal lines	$2,839	$(288)	(10.1)%	$1,583	$(1,152)	NM
Assumed reinsurance	$32,402	$21,915	67.6%	$21,013	$2,048	9.7%
Total	$247,795	$173,006	69.8%	$239,986	$118,174	49.2%
NM = Not meaningful

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Twelve Months Ended December 31,	2022			2021
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$302,446	$231,587	76.6%	$299,961	$184,794	61.6%
Fire and allied lines	232,156	204,278	88.0	238,881	177,136	74.2
Automobile	208,398	114,296	54.8	248,135	181,119	73.0
Workers' compensation	56,015	27,545	49.2	61,690	43,790	71.0
Surety	37,975	6,790	17.9	30,989	2,913	9.4
Miscellaneous	1,081	821	75.9	1,313	251	19.1
Total commercial lines	$838,071	$585,317	69.8%	$880,969	$590,003	67.0%

Personal lines
Fire and allied lines	$4,957	$2,959	59.7%	$14,604	$20,215	138.4%
Automobile	1	(3,123)	NM	7,144	5,784	81.0
Miscellaneous	50	(1,009)	NM	361	(216)	NM
Total personal lines	$5,008	$(1,173)	(23.4)%	$22,109	$25,783	116.6%
Assumed reinsurance	$108,462	$53,157	49.0%	$59,745	$36,369	60.9%
Total	$951,541	$637,301	67.0%	$962,823	$652,155	67.7%
NM = Not meaningful